Exhibit 99.1

Cars.com Reports Third Quarter 2024 Results

Revenue Grew 3% Year-over-Year, with OEM and National Revenue Achieving 17% Year-over-Year Growth

Platform Growth Driven by AccuTrade, D2C Media, and VIN Performance Media Products

Generated $123MM of Year-To-Date Net Cash Provided by Operating Activities, up 34% Year-over-Year

Repurchased 1.2 Million Shares, Representing 45% of Quarterly Free Cash Flow

CHICAGO, November 7, 2024 -- Cars.com Inc. (NYSE: CARS) (d/b/a “Cars Commerce Inc.” or the “Company”), an audience-driven technology company empowering the automotive industry, today released its financial results for the third quarter ended September 30, 2024.

Q3 2024 Financial Highlights

•
Revenue of $179.7 million, up $5.3 million and up 3.1% year-over-year
•
Net income of $18.7 million, or $0.28 per diluted share, compared to prior year’s Net income of $4.5 million, or $0.07 per diluted share
•
Adjusted net income of $27.7 million, or $0.41 per diluted share, compared to Adjusted net income of $27.3 million, or $0.40 per diluted share, in the prior year
•
Adjusted EBITDA of $51.1 million, or 28.5% of revenue, up $1.6 million and up 3.3% year-over-year

Q3 2024 Key Metrics and Operational Highlights

•
Average Monthly Unique Visitors (“UVs”) of 24.5 million, compared to 26.0 million a year ago
•
Traffic (“Visits”) of 154.2 million, up 2% year-over-year
•
Monthly Average Revenue Per Dealer (“ARPD”) of $2,478, down 3% from the year-ago period
•
Dealer Customers totaled 19,255 as of September 30, 2024, compared to 19,390 as of June 30, 2024
•
AccuTrade Connected grew to 950 subscribers, and the AccuTrade website application installed base also grew, both driven by recent OEM endorsements
•
Cars Commerce became the #1 dealer website provider in Canada, supporting approximately 1,100 customers in the third quarter of 2024

“We demonstrated steady and consistent execution against our platform strategy as we drove profitable growth across the Cars Commerce product suite during the third quarter. Increased subscription growth, particularly in AccuTrade, reflected growing dealer affinity for our unique data insights and differentiated technology. Now, we are focused on finishing the year strong with further revenue and margin growth, and continued product innovation that enables automotive commerce in this strong demand environment, ” said Alex Vetter, Chief Executive Officer of Cars Commerce.

Q3 2024 Results

Revenue for the third quarter totaled $179.7 million, an increase of $5.3 million and up over 3%, compared to the prior year period. Subscription-based Dealer revenue grew 2% year-over-year, driven by D2C Media and digital experience performance, and partially offset by a decrease in marketplace revenue related to macroeconomic trends impacting dealer profitability. OEM and National revenue grew 17% year-over-year, benefitting from broad-based demand as manufacturers seek increased consumer awareness of on-lot inventory.

Third quarter ARPD was $2,478 compared to $2,548 in the prior year period. As of September 30, 2024, Dealer Customers totaled 19,255, compared to 19,390 as of June 30, 2024.

Total operating expenses for the third quarter were $168.2 million, compared to $160.0 million for the prior year period. The earnout associated with D2C Media is classified as compensation expense and is reflected primarily in General and administrative expense. This quarter, the Company expensed $2.8 million associated with the D2C earnout. Adjusted operating expenses for the quarter were $156.1 million, a $5.6 million increase compared to the prior year period. The change in Adjusted operating expenses included additional investments in Product and technology for compensation and third party licenses.

Net income for the third quarter was $18.7 million, or $0.28 per diluted share, compared to Net income of $4.5 million, or $0.07 per diluted share, in the third quarter of 2023. The change in Net income is primarily attributable to the change in the fair value of contingent consideration associated with prior acquisitions. Adjusted net income for the quarter was $27.7 million, or $0.41 per diluted share, compared to $27.3 million, or $0.40 per diluted share a year ago.

Adjusted EBITDA for the third quarter totaled $51.1 million, or 28.5% of revenue, compared to $49.5 million, or 28.4% of revenue, for the prior year period. The increase in Adjusted EBITDA was primarily driven by revenue growth.

The Company drove robust consumer scale and engagement during the third quarter. Total Traffic reached 154.2 million visits, with organic traffic remaining strong at over 60% of visits, and Average Monthly Unique Visitors were 24.5 million for the quarter.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the nine-month period ended September 30, 2024 was $122.5 million, compared to $91.6 million in the prior year. Free cash flow in the nine-month period ended September 30, 2024 totaled $103.7 million, compared to $76.0 million in 2023. The increase is primarily due to Adjusted EBITDA growth and lower cash taxes, partially offset by increased capital expenditures.

The Company repaid $20.0 million of debt during the first nine months of 2024, reducing total debt outstanding to $470.0 million as of September 30, 2024. The Company’s total net leverage (as defined in the Company’s credit facility) improved to 2.0x as of September 30, 2024 at the low-end of its target total net leverage range of 2.0x to 2.5x. Total liquidity as of September 30, 2024 was $329.6 million, which is defined as Cash and cash equivalents of $49.6 million and revolver capacity of $280.0 million.

The Company continues to execute on its capital allocation strategy and year-to-date has repurchased 2.0 million shares of common stock for $35.7 million. The Company’s cumulative repurchases have been $116 million since 2022, with $84 million remaining under its current repurchase authorization. The Company remains committed to returning at least 50% of free cash flow to shareholders via share repurchases in the second half of 2024; in the third quarter, share repurchases of 1.2 million shares represented 45% of free cash flow.

“We're pleased to deliver another quarter of revenue growth, as well as strong Adjusted EBITDA margin of 28.5% at the high end of our guidance. Our robust free cash flow conversion boosted our year-to-date free cash flow to $104 million, the highest level in three years, enabling us to both meaningfully increase share buybacks and to invest in product and technology initiatives during Q3," said Sonia Jain, Chief Financial Officer of Cars Commerce. “Our results reinforce confidence in our platform strategy, and we're focused in Q4 on delivering profitable growth while also deploying capital to drive incremental shareholder value."

Fourth Quarter and 2024 Outlook

The Company is reaffirming its fiscal year 2024 outlook of 4.5% to 5.5% revenue growth, based on year-to-date performance and current business trends. For the fourth quarter, the Company anticipates continued strong high single digit year-over-year growth in OEM & National revenue, as well as modest growth in Dealer revenue.

Adjusted EBITDA margin outlook for fiscal 2024 remains 28.0% to 30.0%, reflecting disciplined cost management to continue delivering strong operating leverage for the remainder of the year.

Q3 2024 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars Commerce Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars Commerce is an audience-driven technology company empowering the automotive industry. The Company simplifies everything about car buying and selling with powerful products, solutions and AI-driven technologies that span pretail, retail and post-sale activities – enabling more efficient and profitable retail operations. The Cars Commerce platform is organized around four industry-leading brands: the flagship automotive marketplace and dealer reputation site Cars.com, award-winning technology and digital retail technology and marketing services from Dealer Inspire, essential trade-in and appraisal technology from AccuTrade, and exclusive in-market media solutions from the Cars Commerce Media Network. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry.

While a reconciliation of non-GAAP measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards and the uncertainty relating to the timing, frequency, and effect of acquisitions and the significance of the resulting transaction-related expenses, the Company has provided a reconciliation of non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP in this earnings release, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the AccuTrade acquisition.

The Company defines Adjusted Net Income as GAAP net income (loss) excluding, net of their related tax effects: (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (4) unrealized foreign currency exchange gains and losses, and (5) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measured UVs and Traffic via Adobe Analytics through the year ended December 31, 2023. As of January 1, 2024, the Company now measures UVs and Traffic via RudderStack, which we believe better aligns to the Company’s product and technology platform and provides improved visibility into its UVs and Traffic. Prior period UVs and Traffic information has not been recast, as it is impracticable to do so. These metrics do not include traffic to Dealer Inspire or D2C Media websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning December 31, 2023, this key operating metric includes D2C Media.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning December 31, 2023, this key operating metric includes D2C Media.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (“SEC”) on February 22, 2024 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Katherine Chen

ir@carscommerce.inc

408.768.6847

Cars Commerce Media Contact:

Marita Thomas

mthomas@carscommerce.inc

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Dealer	$159,513	$157,116	$481,171	$460,268
OEM and National	17,014	14,549	48,149	40,494
Other	3,124	2,668	9,401	8,815
Total revenue	179,651	174,333	538,721	509,577
Operating expenses:
Cost of revenue and operations	31,610	31,077	92,602	91,287
Product and technology	29,223	25,297	84,891	74,354
Marketing and sales	58,288	60,186	177,664	176,636
General and administrative	21,511	17,785	67,348	53,738
Depreciation and amortization	27,563	25,670	82,499	74,381
Total operating expenses	168,195	160,015	505,004	470,396
Operating income	11,456	14,318	33,717	39,181
Nonoperating expenses:
Interest expense, net	(8,028)	(7,777)	(24,458)	(24,171)
Other income (expense), net	21,111	(3,902)	32,498	1,204
Total nonoperating income (expense), net	13,083	(11,679)	8,040	(22,967)
Income before income taxes	24,539	2,639	41,757	16,214
Income tax expense (benefit)	5,820	(1,852)	10,873	(93,882)
Net income	$18,719	$4,491	$30,884	$110,096
Weighted-average common shares outstanding:
Basic	66,107	66,773	66,319	66,820
Diluted	67,666	68,508	67,590	68,199
Earnings per share:
Basic	$0.28	$0.07	$0.47	$1.65
Diluted	0.28	0.07	0.46	1.61

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2024	December 31, 2023
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$49,573	$39,198
Accounts receivable, net	125,214	125,373
Prepaid expenses	15,536	12,553
Other current assets	9,574	1,314
Total current assets	199,897	178,438
Property and equipment, net	42,827	43,853
Goodwill	145,843	147,058
Intangible assets, net	605,130	669,167
Deferred tax assets, net	100,530	112,953
Investments and other assets, net	24,281	20,980
Total assets	$1,118,508	$1,172,449
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$32,228	$22,259
Accrued compensation	29,561	31,669
Current portion of long-term debt, net	—	23,129
Other accrued liabilities	49,600	68,691
Total current liabilities	111,389	145,748
Noncurrent liabilities:
Long-term debt, net	464,979	460,119
Deferred tax liabilities, net	8,293	8,757
Other noncurrent liabilities	31,422	65,717
Total noncurrent liabilities	504,694	534,593
Total liabilities	616,083	680,341
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 65,022 and 65,929 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	650	659
Additional paid-in capital	1,480,400	1,500,232
Accumulated deficit	(978,850)	(1,009,734)
Accumulated other comprehensive income	225	951
Total stockholders' equity	502,425	492,108
Total liabilities and stockholders' equity	$1,118,508	$1,172,449

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$30,884	$110,096
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	19,306	16,367
Amortization of intangible assets	63,193	58,014
Changes in fair value of contingent consideration	(33,473)	(1,280)
Stock-based compensation	23,689	20,930
Deferred income taxes	12,469	(98,821)
Provision for doubtful accounts	2,634	2,117
Amortization of debt issuance costs	1,769	2,303
Unrealized loss on foreign currency denominated transactions	965	—
Amortization of deferred revenue related to AccuTrade acquisition	—	(883)
Other, net	766	640
Changes in operating assets and liabilities:
Accounts receivable	(2,574)	(12,472)
Prepaid expenses and other assets	(12,705)	(13,073)
Accounts payable	9,947	473
Accrued compensation	(2,067)	1,741
Other liabilities	7,714	5,428
Net cash provided by operating activities	122,517	91,580
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(218)	—
Capitalization of internally developed technology	(16,770)	(14,838)
Purchase of property and equipment	(2,046)	(737)
Net cash used in investing activities	(19,034)	(15,575)
Cash flows from financing activities:
Payments of Revolving Loan borrowings and long-term debt	(20,000)	(26,250)
Payments for stock-based compensation plans, net	(8,065)	(9,069)
Repurchases of common stock	(35,686)	(23,316)
Payments of contingent consideration	(27,435)	—
Payments of debt issuance costs and other fees	(1,869)	—
Net cash used in financing activities	(93,055)	(58,635)
Effect of exchange rate changes on Cash and cash equivalents	(53)	—
Net increase in Cash and cash equivalents	10,375	17,370
Cash and cash equivalents at beginning of period	39,198	31,715
Cash and cash equivalents at end of period	$49,573	$49,085
Supplemental cash flow information:
Cash paid for income taxes	$5,506	$17,107
Cash paid for interest	18,453	16,806

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Reconciliation of Net income to Adjusted EBITDA

Net income	$18,719	$4,491	$30,884	$110,096
Interest expense, net	8,028	7,777	24,458	24,171
Income tax expense (benefit)	5,820	(1,852)	10,873	(93,882)
Depreciation and amortization	27,563	25,670	82,499	74,381
Stock-based compensation, including related payroll tax expense	8,444	7,611	25,207	22,283
Transaction-related and other one-time items	(16,971)	5,797	(20,655)	2,431
Non-operating foreign exchange (gain) loss	(472)	—	963	—
Adjusted EBITDA	$51,131	$49,494	$154,229	$139,480

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Reconciliation of Net income to Adjusted Net income

Net income	$18,719	$4,491	$30,884	$110,096
Stock-based compensation, including related payroll tax expense	8,444	7,611	25,207	22,283
Amortization of intangible assets	20,979	19,697	63,193	58,014
Transaction-related items	(17,941)	5,019	(24,466)	(555)
Non-operating foreign exchange (gain) loss	(472)	—	963	—
Other one-time items	970	778	3,811	2,986
Valuation allowance	—	(1,976)	—	(96,113)
Income tax impact of adjustments	(2,995)	(8,276)	(17,177)	(20,682)
Adjusted net income	$27,704	$27,344	$82,415	$76,029

Adjusted net income per share, diluted	$0.41	$0.40	$1.22	$1.11
Weighted-average common shares outstanding, diluted	67,666	68,508	67,590	68,199

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$53,795	$35,398	$122,517	$91,580
Capitalization of internally developed technology	(5,594)	(4,777)	(16,770)	(14,838)
Purchase of property and equipment	(947)	(229)	(2,046)	(737)
Free cash flow	$47,254	$30,392	$103,701	$76,005

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2024:

	As Reported	Adjustments(1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,610	$—	$(215)	$31,395
Product and technology	29,223	—	(2,956)	26,267
Marketing and sales	58,288	(44)	(1,469)	56,775
General and administrative	21,511	(3,624)	(3,804)	14,083
Depreciation and amortization	27,563	—	—	27,563
Total operating expenses	$168,195	$(3,668)	$(8,444)	$156,083

Total nonoperating income (expense), net	$13,083	$(21,111)	$—	$(8,028)

(1) Includes transaction related items, unrealized gain/loss on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2023:

	As Reported	Adjustments(1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,077	$—	$(425)	$30,652
Product and technology	25,297	—	(2,413)	22,884
Marketing and sales	60,186	—	(1,548)	58,638
General and administrative	17,785	(1,895)	(3,225)	12,665
Depreciation and amortization	25,670	—	—	25,670
Total operating expenses	$160,015	$(1,895)	$(7,611)	$150,509

Total nonoperating expense, net	$(11,679)	$3,902	$—	$(7,777)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2024:

	As Reported	Adjustments(1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$92,602	$—	$(773)	$91,829
Product and technology	84,891	—	(8,746)	76,145
Marketing and sales	177,664	(132)	(4,362)	173,170
General and administrative	67,348	(12,675)	(11,326)	43,347
Depreciation and amortization	82,499	—	—	82,499
Total operating expenses	$505,004	$(12,807)	$(25,207)	$466,990

Total nonoperating income (expense), net	$8,040	$(32,499)	$—	$(24,459)

(1) Includes transaction related items, unrealized gain/loss on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2023:

	As Reported	Adjustments(1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$91,287	$—	$(1,175)	$90,112
Product and technology	74,354	—	(6,842)	67,512
Marketing and sales	176,636	—	(4,512)	172,124
General and administrative	53,738	(4,794)	(9,754)	39,190
Depreciation and amortization	74,381	—	—	74,381
Total operating expenses	$470,396	$(4,794)	$(22,283)	$443,319

Total nonoperating expense, net	$(22,967)	$(1,280)	$—	$(24,247)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.